Exhibit 10.1

American Tower Corporation Notice of Grant of Performance-Based Restricted Stock Units and PSU Agreement (Non-U.S. Employee / Time) ([Position])	American Tower Corporation ID: 65-0723837 116 Huntington Ave Boston, MA 02116
Administrator 116 Huntington Avenue 11th Floor Boston MA United States 02116	Participant Name: PSU Number: Plan: ID:

American Tower Corporation, a Delaware corporation (the “Company”), hereby grants to the Participant named above (“you”) an award of performance-based restricted stock units (the “PSUs”) representing the right to receive a number of shares of Common Stock, par value $0.01 per share (the “Stock”) of the Company equal to, higher than or lower than (including zero) the number of PSUs subject to your Target Award (as set forth below) on the terms of this Notice of Grant of Performance-Based Restricted Stock Units and PSU Agreement (this “Agreement”), subject to your acceptance of this Agreement and the provisions of the American Tower Corporation 2007 Equity Incentive Plan, as amended from time to time (the “Plan”).

Date of Grant:		, 20
Performance Period:	January 1, 20	to	December 31, 20
Target Award:
Scheduled Vesting Date:
A number of PSUs (which number could be zero) will vest and any underlying shares will become issuable on the third anniversary of the Date of Grant (the “Scheduled Vesting Date”), subject to the terms of this Agreement, including but not limited to Appendix A, and the terms of the Plan.

American Tower Corporation	Date
By your signature below, you agree with the Company to the terms of this Agreement.

Participant	Date

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Alternative (for electronic award administration):

Participant’s Online Acceptance is required through E*TRADE

I understand that I must accept this grant online through my E*TRADE account.  By doing so I acknowledge that I agree with the Company to the terms of this Agreement, and I intend that by clicking the “Accept” button for this grant package to have the same force in all respects as my handwritten signature.

Terms of Performance-Based Restricted Stock Units
1.Plan Incorporated by Reference. The provisions of the Plan are incorporated into and made a part of this Agreement by this reference. Capitalized terms used and not otherwise defined in this Agreement have the meanings given to them in the Plan. The Committee administers the Plan, and its determinations regarding the interpretation and operation of the Plan and this Agreement are final and binding. The Board may in its sole discretion at any time terminate or from time to time modify and amend the Plan as provided therein. You may obtain a copy of the Plan without charge upon request to the Company’s Human Resources Department.
2.    Grant of Award. The Company has granted to you a Target Award of PSUs, subject to the terms of this Agreement, including but not limited to Appendix A, and the terms of the Plan. Each PSU represents the right to receive one share of Common Stock upon vesting and settlement in accordance with the terms of this Agreement.
3.    Vesting of PSUs. (i) Subject to Section 6 and the other terms hereof, and provided you are employed by the Company or any of its Affiliates on the Scheduled Vesting Date, the number of PSUs which will vest on the Scheduled Vesting Date will be determined based on the Company’s achievement of Threshold, Target or Maximum levels (“Performance Goals”) of Adjusted Funds From Operations per share (“AFFO per Share”) and Return on Invested Capital (“ROIC”), each as defined by the Committee on the Date of Grant (collectively, the “Metrics”), in respect of the Performance Period and the weighting given to each Metric as set forth in Appendix A hereto. The Committee will determine the level of the Company’s achievement against the Performance Goals at a reasonably practicable time following the end of the Performance Period but in no case later than the Scheduled Vesting Date. For each Metric, should the Company fail to achieve at least Threshold, zero percent (0%) of the applicable portion of the Target Award shall vest. For each Metric, should the Company achieve: (x) Threshold, fifty percent (50%) of the applicable portion of the Target Award shall vest, (y) Target, one hundred percent (100%) of the applicable portion of the Target Award shall vest, and (z) Maximum (or greater), two hundred percent (200%) of the applicable portion of the Target Award shall vest. For each Metric, should the Company achieve a performance level that falls between the Performance Goals, the applicable portion of the Target Award that shall vest will be determined using straight-line interpolation. Any PSUs that are determined not to vest on the Scheduled Vesting Date will be forfeited and canceled for no value.
    (ii) Notwithstanding Section 3(i), in the event of a Change of Control (as defined below) during the Performance Period, the number of PSUs that will be eligible to vest on the Scheduled Vesting Date pursuant to the terms of this Agreement will be equal to the Target Award.

4.    Settlement of Vested PSUs. Subject to Sections 6 and 7, within sixty (60) days after the Scheduled Vesting Date, the Company will deliver to you or your legal representative the number of shares of Stock underlying your vested PSUs.
5.    Dividend Equivalents. At the time the Company delivers shares of Stock in respect of your vested PSUs under Section 4 or Section 6, as applicable, the Company will also pay you a lump sum cash amount equal to the cash dividends you would have received had you held such number of shares of Stock from the Date of Grant through the date of your receipt of such shares of Stock in settlement of your vested PSUs. No interest will accrue on such dividend equivalents. No dividend equivalent amounts will be paid in respect of unvested or forfeited PSUs.
6.    Termination of Employment; Change of Control.
6.1. Subject to Sections 6.2 and 6.3 below, upon termination of your employment with the Company and its Affiliates for any reason prior to the Scheduled Vesting Date, you will forfeit all of your PSUs awarded under this Agreement, together with any accrued dividend equivalents, as of the date of termination and all such PSUs and accrued dividend equivalents will be canceled for no value.

6.2. (a)     Subject to Sections 7 and 8 herein, in the event of termination of your employment with the Company and its Affiliates due to (x) Disability or (y) death (each, a “Separation Event”), if the date of termination is:
(i) on or within six (6) months from the Date of Grant, the number of PSUs that will vest on the Scheduled Vesting Date shall be prorated and determined by multiplying (xx) the full number of PSUs that would have vested on the Scheduled Vesting Date, as determined pursuant to Section 3(i) or 3(ii), as applicable, of this Agreement, by (yy) a fraction, the numerator of which is the number of complete months during the Performance Period prior to the Separation Event and the denominator of which is thirty-six (36);
(ii) after the date that is six (6) months from the Date of Grant, the full number of PSUs, as determined pursuant to Section 3(i) or 3(ii), as applicable, of this Agreement, will vest on the Scheduled Vesting Date.
(b)    Subject to Sections 7 and 8 herein, in the event of termination of your employment with the Company and its Affiliates due to a Qualified Retirement and you deliver the written notice of your intent to retire to the chief executive officer of the Company (“CEO”) (or in the case of the CEO, notice to the Board) on a date that is:

(i) on or within six (6) months from the Date of Grant, you will forfeit all of your PSUs awarded under this Agreement, together with any accrued dividend equivalents, as of the date of termination and all such PSUs and accrued dividend equivalents will be canceled for no value;

(ii) after the date that is six (6) months from the Date of Grant and you enter into a transition plan with the Company upon terms agreed between you and the CEO and approved by the Committee (or in the case of the CEO, between you and the Committee and approved by the Board) (“Transition Plan”) and the CEO and the Committee (or in the case of the CEO, the Board) determine that you have successfully completed such Transition Plan, the full number of PSUs, as determined pursuant to Section 3(i) or 3(ii), as applicable, of this Agreement, will vest on the Scheduled Vesting Date;

(iii) after the date that is six (6) months from the Date of Grant and (x) you enter into a Transition Plan and the CEO and the Committee (or in the case of the CEO, the Board) determine that you have not successfully completed such Transition Plan or (y) you do not enter into a Transition Plan, the number of PSUs that will vest on the Scheduled Vesting Date shall be prorated and determined by multiplying (xx) the full number of PSUs that would have vested on the Scheduled Vesting Date, as determined pursuant to Section 3(i) or 3(ii), as applicable, of this Agreement, by (yy) a fraction, the numerator of which is the number of complete months during the Performance Period prior to the date of termination and the denominator of which is thirty-six (36).

(c)    The Company will deliver to you or your legal representative the number of shares of Stock underlying the PSUs vesting under this Section 6.2 within sixty (60) days following the Scheduled Vesting Date; provided, however, if you are a “specified employee” as defined in Treasury Regulation Section 1.409A-1(i) or any successor provision, on the date of your Qualified Retirement, then, irrespective of any other provision contained in this Agreement, any shares vesting pursuant to a Qualified Retirement shall be delivered on the later of (I) sixty (60) days following the Scheduled Vesting Date or (II) the first day of the seventh month following the date of your (A) Qualified Retirement or, if earlier (B) the date of your death.

6.3. Subject to Sections 7 and 8 herein, in the event of Qualifying Termination (including a termination by you for Good Reason if the Good Reason condition occurs within two years following the Change of Control and the notice and remedy provisions relating to the Good Reason set forth in the Severance Plan are, or are not, as applicable, satisfied) occurring within fourteen (14) days prior to a Change of Control or two (2) years following a Change of Control, a number of PSUs determined by multiplying (a) the Target Award by (b) a fraction, the numerator of which is the number of complete months during the Performance Period prior to the Qualifying Termination and the denominator of which is thirty-six (36), will vest on the date of the Qualifying Termination. The Company will deliver to you or your legal representative the number of shares of Stock underlying such vested PSUs within sixty (60) days following the date of the Qualifying Termination; provided, however, if you are a “specified employee” as defined in Treasury Regulation Section 1.409A-1(i) or any successor provision, on the date of your Qualifying Termination, then, irrespective of any other provision contained in this Agreement, any shares vesting pursuant to a Qualifying Termination shall be delivered on the first day of the seventh month following the date of your (i) Qualifying Termination or, if earlier (ii) the date of your death.
6.4. For purposes of this Agreement:

(i) “Change of Control” and “Qualifying Termination” shall have the meanings set forth in the Severance Policy - Executive Vice Presidents and Chief Executive Officer under the American Tower Corporation Severance Plan, as amended from time to time (together, the “Severance Plan”). A Qualifying Termination does not include termination of your employment if you are eligible for Qualified Retirement at the time of such termination.

(ii) “Qualified Retirement” shall mean that (a) you have a combined age and years of service with the Company and its Affiliates of at least 65 years, provided further that you must (I) be at least 55 years old and (II) have a minimum of five years of service with the Company and its Affiliates, (b) you experience a “separation from service” within the meaning set forth in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and (c) you execute a release containing non-compete, non-solicitation and non-disparagement provisions in a form and with the content satisfactory to the Company.

(iii) “Disability” shall have the meaning set forth in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

7.    Withholding Taxes. The Company shall withhold from issuance in settlement of your vested PSUs the number of shares of Stock (valued at their Fair Market Value on such vesting date) necessary to satisfy the minimum tax withholding obligations arising from your receipt of such shares of Stock. The cash payment of the accrued dividend equivalents is treated as taxable income and added to the value of the total PSUs. Notwithstanding the foregoing, tax withholding with respect to the issued shares of Stock and cash payment of dividend equivalents shall be first applied against the cash payment of dividend equivalents and, accordingly, may reduce the total number of shares of Stock required to be withheld in order to satisfy the minimum withholding tax obligation.

8.    Termination; Forfeiture. (i) Notwithstanding any other provision of this Agreement, you shall be obligated to (a) transfer to the Company any shares of Stock previously issued upon vesting of PSUs and dividend equivalents and (b) pay to the Company all gains realized by any person from the disposition of any such shares if: (I) your employment with the Company or any Affiliate is terminated for cause, (II) following termination of employment for any reason, either (A) the Company determines that you engaged in conduct while an employee that would have justified termination for cause or (B) you violate any applicable confidentiality or non-competition agreement with the Company or any Affiliate, (III) at the Committee’s discretion, in the event of a restatement of the Company’s financial statements or (IV) as otherwise required by law. Termination for cause means criminal conduct involving a felony in the U.S. or the equivalent of a felony under the laws of other countries, material violations of civil law related to your job responsibilities, fraud, dishonesty, self-dealing, breach of your obligations regarding the Company’s intellectual property, or willful misconduct that the Committee determines to be injurious to the Company.

9.    Compliance with Law; Lock-Up Agreement. The Company shall not be obligated to issue any shares of Stock upon vesting of your PSUs unless the Company is satisfied that all requirements of law or any applicable stock exchange in connection therewith (including without limitation the effective registration or exemption of the issuance of such shares under the Securities Act of 1933, as amended, and applicable state securities laws) have been or will be complied with, and the Committee may impose any restrictions on your rights as it shall deem necessary or advisable to comply with any such requirements; provided that the Company will issue such shares on the earliest date at which it reasonably anticipates that such issuance will not cause such violation. You further agree hereby that, as a condition to the issuance of shares upon vesting of your PSUs, you will enter into and perform any underwriter’s lock-up agreement requested by the Company from time to time in connection with public offerings of the Company’s securities.

10.    Rights as PSU Holder or Stockholder. PSUs are unfunded, unsecured obligations of the Company. You shall not have any rights under the PSUs until all conditions that are required to be met in order to issue the underlying shares of Stock have been satisfied. You shall have no rights as a stockholder with respect to any shares of Stock covered by the PSUs until the issuance of such actual shares of Stock.

11.    Effect on Your Employment. Neither the adoption, maintenance or operation of the Plan nor the award of the PSUs and the dividend equivalents with respect to your PSUs confers upon you any right to continue your employment with the Company or any Affiliate, nor shall they interfere with the rights of the Company or any Affiliate to terminate or otherwise change the terms of such employment or service at any time, including, without limitation, the right to promote, demote or reassign you from one position to another in the Company or any Affiliate. Unless the Committee otherwise provides in any case, your employment with an Affiliate shall be deemed to terminate for purposes of the Plan when such Affiliate ceases to be an Affiliate of the Company.

12. Data Privacy. You hereby explicitly consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Notice and Agreement by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company and its Affiliates hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or its Affiliates, details of all PSUs or any other entitlement to shares of stock awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country of residence or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local Human Resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local Human Resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, you understand that you may contact your local Human Resources representative.

13.    Nontransferability. You may not assign or transfer the PSUs or any rights with respect thereto, including without limitation, the dividend equivalents with respect to the PSUs, except by will or by the laws of descent and distribution or to the extent expressly permitted in writing by the Committee.

14.    Corporate Events. The terms of the PSUs and the dividend equivalents with respect to the PSUs may be changed without your consent as provided in the Plan upon a Change of Control or certain other corporate events affecting the Company. Without limiting the foregoing, the number and kind of shares or other securities or property issuable upon settlement of the PSUs may be changed, the PSUs may be assumed by another issuer, or the PSUs may be terminated, as the Committee may consider equitable to the participants in the Plan and in the best interests of the Company.

15.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the applicable laws of the United States of America and the law (other than the law governing conflict of law questions) of the Commonwealth of Massachusetts except to the extent the laws of any other jurisdiction are mandatorily applicable.

16.    Amendment and Termination of the PSUs. The PSUs and the dividend equivalents with respect to the PSUs awarded hereunder may be amended or terminated by the Company with or without your consent, as permitted by the Plan.

Appendix A

Performance Goals

AFFO per Share(1) (70% Weighting)	Cumulative Growth
Threshold (50% payout)	$
Target (100% payout)	$
Maximum (200% payout)	$

ROIC(1) (30% Weighting)	3 Year Average
Threshold (50% payout)
Target (100% payout)
Maximum (200% payout)

(1) No adjustment for acquisition or foreign currency fluctuations.
Payout for performance between Threshold, Target and Maximum is interpolated on a straight-line basis.

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